Exhibit 5.1
[VORYS LETTERHEAD]
March 3, 2010
Board of Directors
FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308
Ladies and Gentlemen:
          We have acted as counsel to FirstMerit Corporation, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-157163) of the Company (the “Registration Statement”) filed on February 6, 2009 with the Securities and Exchange Commission (the “Commission”) and the Prospectus Supplement, dated March 3, 2010 (the “Prospectus Supplement”) of the Company filed with the Commission, relating to the issuance and sale of shares of the Company’s common stock, without par value (the “Common Shares”), having an aggregate offering price of up to $150,000,000, that are being issued and sold in accordance with the distribution agency agreements, dated as of March 3, 2010, between the Company and each of Credit Suisse Securities (USA), LLC and RBC Capital Markets Corporation (collectively, the “Distribution Agreements”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
          We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of original documents to all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
          Based upon the foregoing examination and in reliance thereon and the assumptions made herein, we are of the opinion that the Common Shares have been duly authorized and, when issued and sold pursuant to the Registration Statement and in accordance with the terms of the Distribution Agreements, will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the use of our name therein and in the related Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully,
/s/ VORYS, SATER, SEYMOUR AND PEASE LLP